Exhibit 99.1
February 23, 2005
         John Lowber, (907) 868-5628; jlowber@gci.com
         Bruce Broquet, (907) 868-6660; bbroquet@gci.com
         David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

                       GCI REPORTS 2004 FINANCIAL RESULTS

         o GCI repurchases $41.3 million of equity from MCI
         o Net income of $21.3 million or $0.34 per diluted share
         o Consolidated revenues of $424.8 million
         o EBITDA of $139.0 million, as adjusted

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its 2004 results with net income of $21.3 million, or diluted earnings per share of $0.34. The company's 2004 net income compares to income of $15.5 million, or diluted earnings per share of $0.24, in 2003. GCI recorded net income of $2.3 million or $0.04 per share on a diluted basis in the fourth quarter of 2004 that compares to net income of $3.7 million or $0.06 per share on a diluted basis for the fourth quarter of 2003.

         GCI's revenues for 2004 increased to $424.8 million, an increase of 8.7 percent over 2003 revenues of $390.8 million. For the fourth quarter of 2004, revenues totaled $105.5 million as compared to $103.8 million in the fourth quarter of 2003, an increase of 1.6 percent. Sequentially, revenues decreased
1.0 percent from third quarter 2004 revenues of $106.6 million.

         Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2004 totaled $139.0 million as adjusted, to exclude $6.1 million in bond premium expense. EBITDA for 2003 totaled $126.9 million as adjusted, to exclude a $5.4 million impairment charge related to the shut down of a first generation fiber to the lower 48. EBITDA for 2004 increased $12.1 million or 9.5 percent over 2003. EBITDA for 2004 and 2003 included MCI bad debt recoveries of $4.2 million and $2.8 million, respectively.

         Fourth quarter 2004 EBITDA totaled $32.2 million and compares to $36.5 million reported for the fourth quarter of 2003 as adjusted to exclude the $5.4 million impairment charge. Excluding the MCI bad debt recoveries of $0.8 million and $2.2 million recorded in the fourth quarters of 2004 and 2003, respectively, EBITDA decreased $2.9 million from the fourth quarter of 2003. The decrease in EBITDA for the fourth quarter is attributable in part to approximately $1.6 million in expenses necessary to comply with the Sarbanes-Oxley Act of 2002
(SOX), increases in labor and benefits and special project revenue recognized in the fourth quarter of 2003. Sequentially, fourth quarter 2004 EBITDA of $32.2 million decreased $4.2 million from the third quarter 2004 EBITDA of $36.7 million, after excluding the MCI bad debt recoveries of $0.8 million and $1.1 million in the fourth and third quarters of 2004, respectively. The decrease in EBITDA is attributable, in part, to increased SOX expenses incurred in the fourth quarter of 2004, certain credits recorded in the third quarter of 2004 and seasonality.

         GCI continued its stock repurchase program during the fourth quarter of 2004 and first quarter of 2005. The company purchased 413,365 shares at an average price of $10.57. GCI has purchased a total of 583,965 shares since the inception of the program at an average price of $10.17 per share. The company received senior lender approval to repurchase stock of up to $10 million annually in November, 2004.

         In addition to the stock repurchase program, the company purchased 3.8 million GCI Class A shares and $10 million face value of GCI Series C Preferred Stock from MCI in a private transaction that closed December 7, 2004. The equity repurchase totaled $41.3 million.

         "This is our eighth consecutive year of record high revenues and EBITDA," said Ron Duncan, GCI president. "We had a busy and successful year. In addition to setting new financial records we refinanced $320 million in Senior Notes at 7.25 percent, repurchased $47.2 million of GCI equity, including $41.3 million from MCI, completed the redundant leg of our undersea fiber, entered into a wireless agreement with Dobson Communication and launched our conversion of local phone services to our own cable facilities."

         "Our 2004 results were solid as we grew all aspects of our businesses. While much of the rest of the telecom industry still remains weak, we are well positioned going into 2005. We anticipate revenues of $430 million to $440 million and EBITDA of approximately $145 million including the expected recovery of most of the remaining $3.7 million MCI receivable from 2002. For the first quarter of 2005 we expect revenues of $105 million to $107 million and EBITDA of approximately $32 million to $33 million, before any MCI recoveries."

Customer Highlights:
o The local services business added 6,000 net access lines during 2004 and at year-end had 112,100 total access lines in service representing an estimated 24 percent share of the total access line market in Alaska. GCI added 8,500 voice access lines after excluding approximately 2,500 Internet Service Provider dial-up lines that were turned down during 2004. The company added approximately 1,700 access lines in the fourth quarter of 2004.

o        At the end of 2004, GCI had more than 8,000 Digital Local Phone Service
         (DLPS) lines in service and plans to provision approximately 25,000 additional lines by the end of 2005.

o GCI had 101,600 statewide Internet customers at the end of 2004, an increase of 5,900 subscribers as compared with 95,700 users at the end of 2003. 65,500 of these Internet customers are using GCI cable modem access services, an increase of 19,500 over the 46,000 at year-end 2003. The company added 500 Internet and 4,300 new cable modem subscribers during the fourth quarter of 2004.

o GCI cable television services pass 207,248 homes and serve 134,742 basic subscribers at the end of 2004. Basic subscribers increased by 392 from the fourth quarter of 2003 and increased by 484 from the third quarter of 2004.

o Digital programming tier subscribers at the end of 2004 total 46,100 an increase of 11,200 subscribers for the year. GCI added 3,500 new digital programming tier subscribers during the fourth quarter of 2004.

o Long-distance billable minutes increased 3.3 percent to 1.197 billion minutes for the year 2004 as compared to 2003. Minutes for the fourth quarter of 2004 decreased 4.4 percent from the prior year. Minutes decreased 6.4 percent sequentially from the third quarter of 2004 due, in part, to seasonality.

Long Distance Results
         Long distance and related revenues for 2004 were up 6.1 percent to $250.5 million as compared to $236.0 million for the prior year. Long distance EBITDA in 2004, as adjusted, totaled $84.3 million, as compared to $81.7 million, as adjusted, in 2003, an increase of 3.2 percent. The increase in year-over-year revenue is primarily attributable to an increase in managed services and data network services revenues. EBITDA growth for 2004 is primarily attributable to increased revenues.

         For the fourth quarter of 2004, long distance revenues totaled $60.5 million as compared to revenues of $61.4 million in the fourth quarter of 2003 and $63.2 million in the third quarter of 2004. Long distance revenues decreased
1.5 percent from the prior year and 4.3 percent sequentially. Long distance revenues year-over-year would have increased $0.7 million excluding $1.6 million of special project revenue recorded in the fourth quarter of 2003. The fourth quarter sequential revenue decreases are attributed in part to normal seasonal patterns and from carrying fewer minutes on the company's network for other common carriers. Long distance EBITDA decreased 25.4 percent for the fourth quarter of 2004 to $17.3 million as compared to $23.2 million, as adjusted, in the fourth quarter of the prior year and decreased $7.1 million from $24.4 million in the third quarter of 2004. Excluding the MCI bad debt recoveries of $0.8 million in the fourth quarter of 2004 and $1.1 million in the third quarter of 2004, EBITDA, as adjusted, would have decreased from the prior year and sequentially, $4.5 million and $6.8 million, respectively. The EBITDA decreases are attributable in part to fewer minutes carried on the company's network for other common carriers, $1.6 million of special project revenue reported in the prior year, increases in contract labor, personnel costs and Sarbanes-Oxley related expenses.

         Long-distance billable minutes increased 3.3 percent to 1.197 billion minutes for the year 2004 as compared to 2003. Long distance minutes-of-use in the fourth quarter of 2004 were down 4.4 percent as compared to the fourth quarter of 2003 and decreased 6.4 percent from the third quarter of 2004. The fourth quarter decrease in minutes from the same quarter a year ago is primarily due to fewer minutes carried on the company's network for other common carriers partially offset by an increase in retail minutes.

         The total number of billed long distance customers at the end of 2004 increased to 91,300 from 85,600 at the end of 2003, and was up 1.1 percent from September, 2004.

Cable Television Results
         Cable television revenues for the year increased 5.6 percent to $101.4 million in 2004 from $96.0 million in 2003. EBITDA increased 7.3 percent to $45.4 million from $42.3 million in 2003. The increase in revenues and EBITDA for the year is due primarily to an increase in the average revenue per subscriber as a result of increased penetration of packaged offerings, digital programming service and cable modem services. Also contributing to the growth was an increase in advertising revenue from the 2004 Olympics and the November 2004 elections.

         Cable television revenues for the fourth quarter of 2004 increased 4.8 percent to $26.2 million as compared to $25.0 million in the fourth quarter of 2003, and increased 4.0 percent from $25.2 million in the third quarter of 2004. EBITDA increased 11.8 percent to $12.3 million in the fourth quarter of 2004 as compared to $11.0 million in the fourth quarter of 2003, and increased 16.0 percent from $10.6 million in the third quarter of 2004. The increase in revenues and EBITDA year-over-year is due to the sales of higher value products such as The Ultimate Package, the digital programming tier and cable modem services.

         Gross margin for the fourth quarter as a percentage of revenues increased by 84 basis points year-over-year and increased by 198 basis points sequentially. Increased sales of higher value products such as digital programming and cable modems is helping to mitigate the effects of continuing increases in program and copyright costs.

          As of December 31, 2004, the company's cable and entertainment operations passed 207,248 homes and served 134,742 basic subscribers (107,843 equivalent basic subscribers). Homes passed increased 2.5 percent and basic subscribers increased by 392 during 2004. Average revenue per equivalent basic subscriber increased 6.5 percent to $81.33 for the fourth quarter of 2004 as compared to $76.34 for the fourth quarter of 2003, and increased 2.5 percent on a sequential basis. The company experienced an increase of 484 subscribers to its systems during the fourth quarter of 2004. GCI's packaged offering of long distance, local, Internet and cable television service appears to be mitigating the effects of DBS competition that accelerated during the fourth quarter of 2003.

         The company offers digital programming tier(s) in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area. GCI has 73 percent of its basic cable subscribers receiving service through a digital set-top box and 46,122 purchased the digital programming tier at the end of the fourth quarter of 2004. GCI now offers 10 channels of HDTV to customers in the Anchorage and Mat-Su Valley area.

         The operating statistics below include capital expenditures and customer information from cable services and the components of local services and Internet services which offer services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the year ending December 31, 2004 and 2003 follow (amounts in thousands):

                                              2004            2003
                                           -----------    ------------
    Customer premise equipment            $  16,772          10,713
    Commercial                                  574             705
    Scalable infrastructure                   4,979           2,221
    Line extensions                           1,752           1,270
    Upgrade/rebuild                           9,476           3,800
    Support capital                           1,427             503
                                           -----------    ------------
                                          $  34,980          19,212
                                           ===========    ============

         The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those served by the cable television plant. At December 31, 2004 and 2003, GCI's cable business had 122,700 and 121,900 customer relationships, respectively.

         The standard definition of a revenue-generating unit is the sum of all primary analog video, digital video, cable modem and DLPS customers, not counting additional outlets. At December 31, 2004 and 2003, GCI's cable business had 208,300 and 180,400 revenue generating units, respectively. The increase in the revenue generating units of 8,900 and 2,200 from September 30, 2004 and 2003, respectively, is due primarily to an increase in the number of cable modem customers partially offset by the seasonal decline in hotels that only subscribe to cable television services for the summer tourist season. Each hotel room is considered a revenue-generating unit.

Local Telephone Results
         Local telephone service revenues for the year increased 20.5 percent to $47.0 million as compared to $39.0 million in 2003. Local services generated a $0.4 million EBITDA loss for 2004, compared to a loss of $2.5 million in 2003. The $2.1 million improvement in EBITDA year-over-year is primarily related to increasing market share. If the local telephone business received credit for access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the local telephone business would have reported positive EBITDA of $6.7 million for 2004.

         Local telephone service revenues totaled $12.4 million in the fourth quarter of 2004 as compared to $11.8 million in the prior year. Revenues increased $0.9 million or 7.8 percent from the third quarter of 2004. Local services generated a EBITDA loss of $0.4 million during the fourth quarter of 2004 as compared to the prior year fourth quarter EBITDA of $0.7 million and as compared to the third quarter's EBITDA loss of $0.8 million. The decrease in EBITDA of $1.1 million for the fourth quarter of 2004 was due primarily to Universal Service Fund revenue accruals in the fourth quarter 2003.

          GCI had 112,100 access lines in service at the end of 2004, an increase of 6,000 access lines or 5.7 percent over the year 2003. GCI added 8,500 voice access lines after excluding approximately 2,500 Internet Service Provider dial-up lines that were turned down during 2004. The company added approximately 1,700 local access lines in the fourth quarter, an increase of 1.5 percent over the third quarter of 2004. The company estimates it has attained a 24 percent local service market share in Alaska. Approximately 85 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

         In early April 2004, GCI began converting customers to its DLPS technology. The rollout of DLPS enables GCI to avoid wholesale and loop rental charged by the incumbent local exchange carrier. At the end of 2004, GCI had more than 8,000 DLPS lines in service and plans to provision approximately 25,000 additional lines by the end of 2005.

Internet Access Results
         As of December 31, 2004, GCI had 101,600 statewide Internet customers, an increase of 5,900 customers over the prior year 2003. GCI's total statewide Internet customers at the end of 2004 included 65,500 subscribers using cable modem access, an increase of 19,500 customers as compared to 46,000 cable modem customers at the end of 2003.

         Internet access revenues for 2004 totaled $26.0 million, an increase of
31.3 percent over 2003 revenues of $19.8 million. Internet EBITDA for the year totaled $9.6 million, an improvement of $4.2 million as compared to $5.4 million for 2003. The revenue and EBITDA increases results from more customers served, the migration of existing customers from dial-up to cable modem access and customers adding more features and services, increasing economies of scale, and effective operating cost controls.

         Internet access revenues increased 16.4 percent to $6.4 million in the fourth quarter of 2004 as compared to $5.5 million for the fourth quarter of 2003. Internet access revenues decreased 4.5 percent from $6.7 million in the third quarter of 2004. Fourth quarter 2004 EBITDA of $3.1 million is an improvement of $1.5 million as compared to $1.6 million in the fourth quarter of 2003, and is an improvement of $0.7 million over the third quarter of 2004.

         GCI added 500 new Internet subscribers and 4,300 cable modem customers in the fourth quarter of 2004.

         Total cable modem revenues for the fourth quarter of 2004 increased 4.3 percent sequentially when compared to the third quarter of 2004 and increased
19.1 percent year-over-year. At the end of the fourth quarter of 2004 GCI's average revenue per cable modem (ARPM) was $31.94 as compared to $33.51 at the end of the third quarter of 2004 and $37.63 at the end of the fourth quarter of 2003. The increase in sequential and year-over-year revenues is due to the increase in modem customers. The decline in ARPM is due to an increase in the percentage of total customers taking GCI's discounted cable modem products.

         GCI began offering Internet access services during 1998 and its dial-up Internet service is offered in most major Alaska markets. GCI is the largest Internet access provider in Alaska.

Other Items
          During 2004, core capital expenditures totaled $80.4 million, as compared to $46.0 million in 2003. GCI recorded $32.2 million in capital expenditures related to the new undersea fiber during 2004.

         GCI will hold a conference call to discuss 2004 results, including the fourth quarter, on Thursday, February 24, 2005 beginning at 2 p.m. (Eastern). To access the briefing on February 24, call the MCI conference operator between 1:50 p.m. and 2 p.m. (Eastern) at 888-455-3614. (International callers should dial 312-470-0009) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. The call will be archived online for two weeks. A replay of the call will be available at 4 p.m. (Eastern) for 72-hours by dialing 866-435-1327, access code 7461 (International callers should dial 203-369-1023.)

         GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                                       GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS
                                                                                           (Unaudited)
(Amounts in thousands)                                                                     December 31,
                                        Assets                                                 2004                 2003
--------------------------------------------------------------------------------------- ------------------   -----------------
Current assets:
  Cash and cash equivalents                                                            $      31,452               10,435
                                                                                        ------------------   -----------------

  Receivables                                                                                 74,429               70,235
  Less allowance for doubtful receivables                                                      2,317                1,954
                                                                                        ------------------   -----------------
     Net receivables                                                                          72,112               68,281

  Prepaid and other current assets                                                            10,336               12,159
  Deferred income taxes, net                                                                   5,549                7,195
  Property held for sale                                                                       2,282                2,173
  Inventories                                                                                  1,215                1,513
  Notes receivable from related parties                                                          475                1,885
                                                                                        ------------------   -----------------
       Total current assets                                                                  123,421              103,641
                                                                                        ------------------   -----------------

Property and equipment in service, net of depreciation                                       432,249              369,039
Construction in progress                                                                      22,505               33,618
                                                                                        ------------------   -----------------
       Net property and equipment                                                            454,754              402,657
                                                                                        ------------------   -----------------

Cable certificates                                                                           191,241              191,241
Goodwill                                                                                      41,972               41,972
Other intangible assets, net of amortization of $1,625 and $1,656                              6,265                4,195
  at December 31, 2004 and 2003, respectively
Deferred loan and senior notes costs, net of amortization of $2,602                           10,341                5,757
  and $5,308 at December 31, 2004 and 2003, respectively
Notes receivable from related parties                                                          3,345                4,281
Other assets                                                                                   9,508                9,276
                                                                                        ------------------   -----------------
    Total other assets                                                                       262,672              256,722
                                                                                        ------------------   -----------------
       Total assets                                                                    $     840,847              763,020
                                                                                        ==================   =================

                                                                                                                   (Continued)

                                       GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS
                                                      (Continued)
                                                                                           (Unaudited)
(Amounts in thousands)                                                                     December 31,
          Liabilities, Redeemable Preferred Stock, and Stockholders' Equity                    2004                 2003
--------------------------------------------------------------------------------------- ------------------   -----------------
Current liabilities:
  Current maturities of obligations under capital leases and long-term debt            $       6,407                5,139
  Accounts payable                                                                            28,742               34,133
  Deferred revenue                                                                            16,253               21,275
  Accrued payroll and payroll related obligations                                             15,350               17,545
  Accrued interest                                                                             8,747                8,645
  Accrued liabilities                                                                          6,849                8,156
  Subscriber deposits                                                                            437                  651
                                                                                        ------------------   -----------------
     Total current liabilities                                                                82,785               95,544

Long-term debt                                                                               436,969              345,000
Obligations under capital leases, excluding current maturities                                32,750               38,959
Obligation under capital lease due to related party, excluding current                           672                  677
  maturity
Deferred income taxes, net of deferred income tax benefit                                     40,767               24,168
Other liabilities                                                                              8,385                6,366
                                                                                        ------------------   -----------------
       Total liabilities                                                                     602,328              510,714
                                                                                        ------------------   -----------------
Redeemable preferred stock                                                                     4,249               25,664
                                                                                        ------------------   -----------------
Stockholders' equity :
  Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 51,825 and 52,589                            186,883              202,362
     shares at December 31, 2004 and 2003, respectively

    Class B.  Authorized 10,000 shares; issued 3,862 and 3,868 shares                          3,248                3,269
      at December 31, 2004 and 2003, respectively; convertible on a share-per-share basis into Class A common stock

    Less cost of 426 and 338 Class A common shares held in treasury at                        (2,922)              (1,917)
      December 31, 2004 and 2003, respectively

  Paid-in capital                                                                             14,957               12,836
  Notes receivable with related parties issued upon stock option exercise                     (3,016)              (4,971)
  Retained earnings                                                                           35,120               15,371
  Accumulated other comprehensive loss                                                             -                 (308)
                                                                                        ------------------   -----------------
       Total stockholders' equity                                                            234,270              226,642
                                                                                        ------------------   -----------------
Commitments and contingencies

       Total liabilities, redeemable preferred stock, and stockholders' equity         $     840,847              763,020
                                                                                        ==================   =================

                                        GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                             CONSOLIDATED STATEMENTS OF INCOME
                                        YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                                                       (Unaudited)
(Amounts in thousands, except per share amounts)                          2004               2003               2002
                                                                    -----------------  -----------------  -----------------
Revenues                                                           $    424,826            390,797            367,842

Cost of goods sold (exclusive of depreciation, amortization
  and accretion shown separately below)                                 139,563            125,383            123,564
Selling, general and administrative expenses                            147,360            138,693            129,029
Bad debt expense (recovery)                                              (1,074)              (178)            13,124
Impairment charge                                                             -              5,434                  -
Depreciation, amortization and accretion expense                         63,113             53,388             56,400
                                                                    -----------------  -----------------  -----------------
   Operating income                                                      75,864             68,077             45,725
                                                                    -----------------  -----------------  -----------------
Other income (expense):
  Interest expense                                                      (27,586)           (34,745)           (29,316)
  Loss on early extinguishment of debt                                   (6,136)                 -                  -
  Amortization and write-off of loan and senior notes fees               (3,790)            (7,732)            (4,612)
  Interest income                                                           363                560                525
                                                                    -----------------  -----------------  -----------------
   Other expense, net                                                   (37,149)           (41,917)           (33,403)
                                                                    -----------------  -----------------  -----------------
   Net income before income taxes and cumulative
     effect of a change in accounting principle                          38,715             26,160             12,322

Income tax expense                                                       17,463             10,074              5,659
                                                                    -----------------  -----------------  -----------------
   Net income before cumulative effect of a change
     in accounting principle                                             21,252             16,086              6,663

Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                                -               (544)                 -
                                                                    -----------------  -----------------  -----------------
       Net income                                                  $     21,252             15,542              6,663
                                                                    =================  =================  =================

Basic net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                                        $       0.35               0.25               0.08
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                              -              (0.01)                 -
                                                                    -----------------  -----------------  -----------------
       Net income                                                  $       0.35               0.24               0.08
                                                                    =================  =================  =================

Diluted net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                                        $       0.34               0.25               0.08
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                              -              (0.01)                 -
                                                                    -----------------  -----------------  -----------------
       Net income                                                  $       0.34               0.24               0.08
                                                                    =================  =================  =================

Common shares used to calculate basic EPS                                56,989             55,675             55,081
                                                                    =================  =================  =================

Common shares used to calculate diluted EPS                              58,196             56,440             55,665
                                                                    =================  =================  =================

                                               GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                        SUPPLEMENTAL SCHEDULE
                                                             (Unaudited)

Traditional Summary                                                                   Year Ended December 31, 2004
                                                                       Long                       Local
                                                                     Distance      Cable        Services     Internet     Combined
                                                                  ------------------------------------------------------------------
Revenues                                                         $   250,463      101,437        46,957       25,969       424,826

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                76,525       26,959        29,088        6,991       139,563
                                                                  ------------------------------------------------------------------

      Contribution                                                   173,938       74,478        17,869       18,978       285,263

Selling, general and
    administrative expenses                                           91,598       28,100        18,285        9,377       147,360
Bad debt expense (recovery)                                           (2,006)         932             -            -        (1,074)
                                                                  ------------------------------------------------------------------
    EBITDA, as adjusted                                               84,346       45,446          (416)       9,601       138,977

Less loss on early extinguishment of debt                              6,136            -             -            -         6,136
Less impairment charge                                                     -            -             -            -             -
                                                                  ------------------------------------------------------------------

    EBITDA                                                            78,210       45,446          (416)       9,601       132,841

Add loss on early extinguishment of debt                               6,136            -             -            -         6,136

Less depreciation, amortization and
    accretion expense                                                 35,150       19,038         4,941        3,984        63,113
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                    $    49,196       26,408        (5,357)       5,617        75,864
                                                                  ==================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                                    Year Ended December 31, 2004
                                                                       Voice         Data         Video       Combined
                                                                  -------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                                $    84,346                                  84,346
    Cable                                                                                        45,446       45,446
    Local Services                                                      (416)                                   (416)
    Internet                                                                        9,601                      9,601
                                                                  -------------------------------------------------------
                                                                      83,930        9,601        45,446      138,977

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                    (47,958)      47,958                          -
    Cable                                                                          10,759       (10,759)           -
    Local Services                                                      (239)         239                          -
                                                                  -------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                     $    35,733       68,557        34,687      138,977
                                                                  =======================================================

                                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                       SUPPLEMENTAL SCHEDULE
                                                           (Unaudited)
Traditional Summary                                                                  Year Ended December 31, 2003
                                                                      Long                       Local
                                                                    Distance       Cable        Services    Internet      Combined
                                                                  ------------------------------------------------------------------
Revenues                                                         $   235,953       96,004        38,998       19,842       390,797

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                69,771       25,988        23,761        5,863       125,383
                                                                  ------------------------------------------------------------------

      Contribution                                                   166,182       70,016        15,237       13,979       265,414

Selling, general and
    administrative expenses                                           85,285       27,101        17,718        8,589       138,693
Bad debt expense (recovery)                                             (829)         651             -            -          (178)
                                                                  ------------------------------------------------------------------
    EBITDA, as adjusted                                               81,726       42,264        (2,481)       5,390       126,899

Less loss on early extinguishment of debt                                  -            -             -            -             -
Less impairment charge                                                 5,434            -             -            -         5,434
                                                                  ------------------------------------------------------------------

    EBITDA                                                            76,292       42,264        (2,481)       5,390       121,465

Add loss on early extinguishment of debt                                   -            -             -            -             -

Less depreciation, amortization and
    accretion expense                                                 28,831       17,296         3,553        3,708        53,388
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                    $    47,461       24,968        (6,034)       1,682        68,077
                                                                  ==================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                                     Year Ended December 31, 2003
                                                                      Voice         Data         Video       Combined
                                                                  ------------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                                $    81,726                                  81,726
    Cable                                                                                        42,264       42,264
    Local Services                                                    (2,481)                                 (2,481)
    Internet                                                                        5,390                      5,390
                                                                  ------------------------------------------------------
                                                                      79,245        5,390        42,264      126,899

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                    (37,045)      37,045                          -
    Cable                                                                           9,636        (9,636)           -
    Local Services                                                      (109)         109                          -
                                                                  ------------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                     $    42,091       52,180        32,628      126,899
                                                                  ======================================================

                                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                       SUPPLEMENTAL SCHEDULE
                                                           (Unaudited)
Traditional Summary                                                               Three Months Ended December 31, 2004
                                                                       Long                       Local
                                                                     Distance       Cable       Services      Internet     Combined
                                                                  ------------------------------------------------------------------
Revenues                                                         $    60,532       26,194        12,399        6,377       105,502

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                18,410        6,648         7,904        1,723        34,685
                                                                  ------------------------------------------------------------------

      Contribution                                                    42,122       19,546         4,495        4,654        70,817

Selling, general and
    administrative expenses                                           25,069        7,120         4,870        1,589        38,648
Bad debt expense (recovery)                                             (197)         169             -            -           (28)
                                                                  ------------------------------------------------------------------
    EBITDA, as adjusted                                               17,250       12,257          (375)       3,065        32,197

Impairment charge                                                          -            -             -            -             -
                                                                  ------------------------------------------------------------------

    EBITDA                                                            17,250       12,257          (375)       3,065        32,197

Less depreciation, amortization and
    accretion expense                                                  8,132        4,966         2,014        1,242        16,354
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                     $    9,118        7,291        (2,389)       1,823        15,843
                                                                  ==================================================================

Integrated Summary EBITDA
(Unaudited)                                                                Three Months Ended December 31, 2004
                                                                       Voice         Data         Video       Combined
                                                                  -------------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                                $    17,250                                  17,250
    Cable                                                                                        12,257       12,257
    Local Services                                                      (375)                                   (375)
    Internet                                                                        3,065                      3,065
                                                                  -------------------------------------------------------
                                                                      16,875        3,065        12,257       32,197

EBITDA Reallocations:
    Long Distance                                                    (11,435)      11,435                          -
    Cable                                                                           2,679        (2,679)           -
    Local Services                                                       (98)          98                          -
                                                                  -------------------------------------------------------
      Integrated Summary EBITDA                                  $     5,342       17,277         9,578       32,197
                                                                  =======================================================

                                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                       SUPPLEMENTAL SCHEDULE
                                                           (Unaudited)
Traditional Summary                                                              Three Months Ended December 31, 2003
                                                                      Long                       Local
                                                                    Distance       Cable        Services    Internet      Combined
                                                                  ------------------------------------------------------------------
Revenues                                                         $    61,432       24,995        11,787        5,540       103,754

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                18,799        6,553         6,316        1,526        33,194
                                                                  ------------------------------------------------------------------

      Contribution                                                    42,633       18,442         5,471        4,014        70,560

Selling, general and
    administrative expenses                                           21,645        7,315         4,816        2,368        36,144
Bad debt expense (recovery)                                           (2,226)         116            -             -        (2,110)
                                                                  ------------------------------------------------------------------
    EBITDA, as adjusted                                               23,214       11,011           655        1,646        36,526

Impairment charge                                                      5,434            -             -             -         5,434
                                                                  ------------------------------------------------------------------

    EBITDA                                                            17,780       11,011           655        1,646        31,092

Less depreciation, amortization and
    accretion expense                                                  8,045        3,855           941        1,179        14,020
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                    $     9,735        7,156          (286)         467        17,072
                                                                  ==================================================================

Integrated Summary EBITDA
(Unaudited)                                                               Three Months Ended December 31, 2003
                                                                      Voice         Data         Video       Combined
                                                                  ------------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                                $    23,214                                  23,214
    Cable                                                                                        11,011       11,011
    Local Services                                                       655                                     655
    Internet                                                                        1,646                      1,646
                                                                  ------------------------------------------------------
                                                                      23,869        1,646        11,011       36,526

EBITDA Reallocations:
    Long Distance                                                    (11,448)      11,448                          -
    Cable                                                                           2,469        (2,469)           -
    Local Services                                                       (26)          26                          -
                                                                  ------------------------------------------------------
      Integrated Summary EBITDA                                  $    12,395       15,589         8,542       36,526
                                                                  ======================================================

                                             GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                       SUPPLEMENTAL SCHEDULE
                                                           (Unaudited)
Traditional Summary                                                              Three Months Ended September 30, 2004
                                                                      Long                       Local
                                                                    Distance       Cable        Services     Internet     Combined
                                                                  ------------------------------------------------------------------
Revenues                                                         $    63,195       25,210        11,548        6,669       106,622

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)                16,463        6,897         7,816        1,700        32,876
                                                                  ------------------------------------------------------------------

      Contribution                                                    46,732       18,313         3,732        4,969        73,746

Selling, general and
    administrative expenses                                           22,863        7,433         4,486        2,542        37,324
Bad debt expense (recovery)                                             (522)         241            -             -          (281)
                                                                  ------------------------------------------------------------------
    EBITDA                                                            24,391       10,639          (754)       2,427        36,703

Less depreciation, amortization and
    accretion expense                                                  8,752        4,702           964          879        15,297
                                                                  ------------------------------------------------------------------

      Operating income (loss)                                    $    15,639        5,937        (1,718)       1,548        21,406
                                                                  ==================================================================

Integrated Summary EBITDA
(Unaudited)                                                               Three Months Ended September 30, 2004
                                                                      Voice         Data         Video       Combined
                                                                  ------------------------------------------------------
Traditional Summary EBITDA
    Long Distance                                                $    24,391                                  24,391
    Cable                                                                                        10,639       10,639
    Local Services                                                      (754)                                   (754)
    Internet                                                                        2,427                      2,427
                                                                  ------------------------------------------------------
                                                                      23,637        2,427        10,639       36,703

EBITDA, Reallocations:
    Long Distance                                                    (13,000)      13,000                          -
    Cable                                                                           2,578        (2,578)           -
    Local Services                                                       (53)          53                          -
                                                                  ------------------------------------------------------
      Integrated Summary EBITDA                                  $    10,584       18,058         8,061       36,703
                                                                  ======================================================

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

                                                                            Three Months Ended
                                                     December 31, 2004       December 31, 2003       September 30, 2004
                                                    --------------------    -------------------    ---------------------
   EBITDA, as adjusted (Note 1)                    $       32.2                    36.5                    36.7
   Impairment charge                                        ---                    (5.4)                    ---
                                                    --------------------    -------------------    ---------------------
   EBITDA (Note 2)                                         32.2                    31.1                    36.7
   Depreciation, amortization and accretion
    expense                                               (16.4)                  (14.0)                  (15.3)
                                                    --------------------    -------------------    ---------------------
         Operating income                                  15.8                    17.1                    21.4
                                                    --------------------    -------------------    ---------------------

   Other income (expense):
       Interest expense                                    (7.3)                   (7.6)                   (6.7)
       Amortization and write-off of loan and
         senior  notes fee expense                         (0.4)                   (5.4)                   (0.4)
       Interest income                                      0.1                     0.1                     0.1
                                                    --------------------    -------------------    ---------------------
         Other expense, net                                (7.6)                  (12.9)                   (7.0)
                                                    --------------------    -------------------    ---------------------
         Net income before income taxes                     8.2                     4.2                    14.4

   Income tax expense                                      (5.9)                   (0.5)                   (5.1)
                                                    --------------------    -------------------    ---------------------
           Net income                              $        2.3                     3.7                     9.3
                                                    ====================    ===================    =====================

                                                                   Year Ended
                                                    December 31, 2004       December 31, 2003
                                                   ---------------------    -------------------
   EBITDA, as adjusted (Note 1)                   $       139.0                   126.9
   Loss on early extinguishment of debt                    (6.1)                    ---
   Impairment charge                                        ---                    (5.4)
                                                   ---------------------    -------------------
   EBITDA (Note 2)                                        132.9                   121.5
   Depreciation, amortization and accretion
    expense                                               (63.1)                  (53.4)
   Loss on early extinguishment of debt                     6.1                     ---
                                                   ---------------------    -------------------
         Operating income                                  75.9                    68.1
                                                   ---------------------    -------------------
   Other income (expense):
       Interest expense                                   (27.6)                  (34.8)
       Loss on early extinguishment of debt                (6.1)                    ---
       Amortization and write-off of loan and
         senior  notes fee expense                         (3.8)                   (7.7)
       Interest income                                      0.3                     0.5
                                                   ---------------------    -------------------
         Other expense, net                               (37.2)                  (42.0)
                                                   ---------------------    -------------------
         Net income before income taxes and
           cumulative effect of a change in
           accounting principle                            38.7                    26.1

   Income tax expense                                     (17.4)                  (10.1)
                                                   ---------------------    -------------------

         Net income before cumulative effect
           of a change in accounting principle             21.3                    16.0

   Cumulative effect of a change in accounting
    principle, net of income tax benefit of
    $0.4                                                    ---                    (0.5)
                                                   ---------------------    -------------------
           Net income                             $        21.3                    15.5
                                                   =====================    ===================

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting Loss on Early Extinguishment of Debt during the year ended December 31, 2004 and Impairment Charge during the three months and year ended December 31, 2003.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation, Amortization and Accretion Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.